EXECUTION COPY	Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

EKSO BIONICS HOLDINGS, INC.
(formerly PN Med Group Inc.)

EKSO ACQUISITION CORP.,

EKSO BIONICS, INC.

AND WITH RESPECT TO SECTION 6.3(F),

Nathan Harding, as Indemnification Representative

January 15, 2014

2.30	Duty to Make Inquiry	22
2.30	Accountants	22
2.31	FDA and Related Matters	22

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY	23
3.1	Organization, Qualification and Corporate Power	23
3.2	Capitalization	24
3.3	Authorization of Transaction	24
3.4	Noncontravention	24
3.5	Subsidiaries	25
3.6	Exchange Act Reports	25
3.7	Compliance with Laws	27
3.8	Financial Statements	27
3.9	Absence of Certain Changes	27
3.10	Litigation	28
3.11	Undisclosed Liabilities	28
3.12	Tax Matters	28
3.13	Assets	29
3.14	Owned Real Property	29
3.15	Real Property Leases	29
3.16	Contracts	29
3.17	Accounts Receivable	30
3.18	Powers of Attorney	31
3.19	Insurance	31
3.20	Warranties	31
3.21	Employees	31
3.22	Employee Benefits	32
3.23	Environmental Matters	32
3.24	Permits	33
3.25	Certain Business Relationships with Affiliates	34
3.26	Tax-Free Reorganization	34
3.27	Split-Off	34
3.28	Brokers’ Fees	35
3.29	Disclosure	35
3.30	Interested Party Transactions	36
3.31	Duty to Make Inquiry	36
3.32	Accountants	36
3.33	Minute Books	36
3.34	Board Action	37

ARTICLE IV	COVENANTS	37
4.1	Closing Efforts	37
4.2	Governmental and Thirty Party Notices and Consents	37
4.3	Super 8-K	37
4.4	Operation of Company Business	37

4.5	Access to Company Information	39
4.6	Operation of Parent Business	39
4.7	Access to Parent Information	40
4.8	Expenses	41
4.9	Indemnification	41
4.10	Listing of Merger Shares	42
4.11	Name Change	42
4.12	Split-Off	42
4.14	Parent Board; Amendment of Charter Documents	42
4.14	Parent Equity Plan	42
4.15	Information Provided to Stockholders	42
4.16	No Registration	43

ARTICLE V	CONDITIONS TO CONSUMMATION OF MERGER	43
5.1	Conditions to Each Party’s Obligations	43
5.2	Conditions to Obligations of the Parent and the Acquisition Subsidiary	44
5.3	Conditions to Obligations of the Company	45

ARTICLE VI	INDEMNIFICATION	47
6.1	Indemnification by the Company Stockholders	47
6.2	Indemnification by the Parent	48
6.3	Indemnification Claims	49
6.4	Survival of Representations and Warranties	51
6.5	Limitations on Claims for Indemnification	51

ARTICLE VII	DEFINITIONS	52

ARTICLE VIII	TERMINATION	55
8.1	Termination by Mutual Agreement	55
8.2	Termination for Failure to Close	55
8.2	Termination by Operation of Law	55
8.3	Termination for Failure to Perform Covenants or Conditions	55
8.4	Effect of Termination or Default; Remedies	55
8.5	Remedies; Specific Performance	55

ARTICLE IX	MISCELLANEOUS	56
9.1	Press Releases and Announcements	56
9.2	No Third Party Beneficiaries	56
9.3	Entire Agreement	56
9.4	Succession and Assignment	56
9.5	Counterparts and Facsimile Signature	56
9.6	Headings	56
9.7	Notices	56
9.8	Governing Law	57
9.9	Amendments and Waivers	57
9.10	Severability	57

9.11	Submission to Jurisdiction	58
9.12	Waiver of Jury Trial	58
9.12	Construction	58

EXHIBITS

Exhibit A	Form of Split-Off Agreement
Exhibit B	Form of General Release Agreement
Exhibit C	Form of Indemnification Escrow Agreement
Exhibit D	Form of 2014 Equity Incentive Plan
Exhibit E	Signatories to Lock-Up and No-Shorting Agreements
Exhibit F	Form of Lock-Up and No-Shorting Agreement
Exhibit G	Form of Legal Opinion of Company Counsel
Exhibit H	Form of Legal Opinion of Parent Counsel
Exhibit I	Form of Director Nomination Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of January 15, 2014, by and among Ekso Bionics Holdings, Inc. (formerly PN Med Group Inc.), a Nevada corporation (the “Parent”), Ekso Acquisition Corp., a Delaware corporation (the “Acquisition Subsidiary”), Ekso Bionics, Inc., a Delaware corporation (the “Company”), and solely with respect to Section 6.3(f), Nathan Harding, as Indemnification Representative. The Parent, the Acquisition Subsidiary and the Company are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, this Agreement contemplates a merger of the Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “Merger”), whereby the stockholders of the Company will receive Parent Common Stock (as defined below) in exchange for their capital stock of the Company; and

WHEREAS, simultaneously with the closing of the Merger, the Parent will complete a private placement offering (the “Private Placement Offering”) of a minimum of 12,000,000 Units (as defined below) (the “Minimum Amount”) of its securities, at a purchase price of $1.00 per Unit, each “Unit” consisting of one (1) share of the Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”), and a warrant to purchase one (1) share of Common Stock at an exercise price of $2.00 per share for a term of five (5) years; and

WHEREAS, the Company previously issued to accredited investors $5,000,000 of its senior subordinated secured convertible notes (the “Bridge Notes”), which will automatically convert into 5,000,000 Units upon the closing of the Merger and will be included in the gross proceeds of the Private Placement Offering for purposes of meeting the Minimum Amount; and

WHEREAS, simultaneously with the closing of the Merger, the Parent shall split-off its existing business and its wholly owned subsidiary, PN Med Split Off Corp., a Delaware corporation (the “Split-Off Subsidiary”), through the assignment of all of the Parent’s assets and liabilities (other than those under this Agreement and the other related agreements and transactions contemplated hereby) to, and the sale of all of the outstanding capital stock of, the Split-Off Subsidiary (the “Split-Off”) upon the terms and conditions of a split-off agreement by and among the Parent, the Split-Off Subsidiary and Pedro Perez Niklitschek (the “Split-Off Purchaser”), substantially in the form of Exhibit A attached hereto (the “Split-Off Agreement”); and

WHEREAS, simultaneously with the closing of the Merger, the Parent, Split-Off Subsidiary and Split-Off Purchaser shall enter into a general release agreement in substantially the form of Exhibit B attached hereto (the “General Release Agreement”); and

WHEREAS, the Parent, the Acquisition Subsidiary and the Company desire that the Merger qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulation and not subject the holders of equity securities of the Company to tax liability under the Code;

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I
THE MERGER

1.1          The Merger. Upon and subject to the terms and conditions set forth in this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which a certificate of merger, reflecting the Merger (the “Certificate of Merger”) pursuant to Section 251(c) of General Corporation Law of the State of Delaware (the “Delaware Act”) is filed with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth herein and in the applicable provisions of the Delaware Act.

1.2          The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gottbetter & Partners, LLP, in New York, New York, commencing at 10:00 a.m. local time on or before February 14, 2014, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.

1.3          Actions at the Closing. At the Closing:

(a)          the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents to be delivered by the Company pursuant to Sections 5.1 and 5.2;

(b)          the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents to be delivered by the Parent and/or Acquisition Subsidiary pursuant to Sections 5.1 and 5.3;

(c)          the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware;

(d)          the Split-Off Purchaser shall surrender to the Parent 17,483,100 shares of Parent Common Stock (the “Share Contribution”) in connection with the Split-Off; and

(e)          the Parent, Nathan Harding, as indemnification representative (the “Indemnification Representative”), and Gottbetter & Partners, LLP, as escrow agent (the “Indemnification Escrow Agent”), shall execute and deliver the Indemnification Shares Escrow Agreement, in substantially the form attached hereto as Exhibit C (the “Indemnification Escrow Agreement”), and the Parent shall deliver to the Indemnification Escrow Agent a certificate for the Indemnification Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to the Indemnification Escrow Agreement.

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1.4          Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and on behalf of either the Company or the Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or the Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or the Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5          Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a)          Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) and of each series of preferred stock, par value $0.001 per share, of the Company (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Stock”) issued and outstanding immediately prior to the Effective Time (other than any Company Stock owned beneficially by the Parent or the Acquisition Subsidiary and other than Dissenting Shares (as defined below)), shall be converted into and represent the right to receive (subject to the provisions of Section 1.6) such number of shares of Parent Common Stock as is equal to the applicable “Conversion Ratio” specified with respect to such class or series on Schedule 1.5(a) hereto (the “Applicable Conversion Ratio”). An aggregate of 42,615,546 shares of Parent Common Stock (including Indemnification Escrow Shares (as defined below) and Dissenting Shares), subject to adjustment as necessary due to rounding as set forth in Section 1.5(b), shall be issuable to the stockholders of record of the Company immediately prior to the Effective Time (the “Company Stockholders”) in connection with the Merger. The shares of Parent Common Stock into which the shares of Company Common Stock are converted pursuant to this Section shall be referred to herein as the “Merger Shares.”

(b)          Notwithstanding the foregoing, as of the Closing Date, the Company Stockholders shall be entitled to receive immediately only 95% of the shares of Parent Common Stock into which their shares of Company Common Stock were converted pursuant to Section 1.5(a) (the “Initial Shares”), pro rata in accordance with their respective holdings of Company Stock immediately prior to the Closing; and the remaining 5% of the shares of Parent Common Stock into which their shares of Company Common Stock were converted pursuant to Section 1.5(a), rounded up or down to the nearest whole number (with 0.5 shares rounded upward to the nearest whole number) (the “Indemnification Escrow Shares”), shall be deposited in escrow pursuant to the Indemnification Escrow Agreement and shall be held and released in accordance with the terms of the Indemnification Escrow Agreement.

(c)          The Parent shall deliver certificates for the Initial Shares to each Company Stockholder entitled thereto who shall have presented a certificate that immediately prior to the Effective Time represented Company Stock to be converted into Merger Shares pursuant to this Section 1.5 (the “Company Stock Certificates”) to the Parent or the Surviving Corporation or the Parent’s transfer agent.

(d)          Each issued and outstanding share of common stock, par value $0.001 per share, of the Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

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1.6          Dissenting Shares.

(a)          For purposes of this Agreement, “Dissenting Shares” means shares of Company Common Stock or Company Preferred Stock held as of the Effective Time by a Company Stockholder who has not voted such Company Stock in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware Act and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock unless such Company Stockholder’s right to appraisal shall have ceased in accordance with the Delaware Act. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Common Stock or Company Preferred Stock, as the case may be, pursuant to Section 1.5(a), and (ii) promptly following the occurrence of such event and, if requested by Parent, the proper surrender of such person’s Company Stock Certificate, the Parent shall deliver to such Company Stockholder a certificate representing the Initial Shares to which such holder is entitled pursuant to Section 1.5(a) and shall deliver to the Indemnification Escrow Agent a certificate representing the remaining 5% of the Merger Shares to which such holder is entitled pursuant to Section 1.5(b) (which shares shall be considered Indemnification Escrow Shares for all purposes of this Agreement).

(b)          The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal of Company Stock or offer to settle or settle any such demands unless required by the court of the State of Delaware having jurisdiction thereof.

1.7          Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to Company Stockholders on the surrender for exchange of shares of Company Stock, and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholders. In lieu of any fractional Merger Shares that would have otherwise been issuable, each former Company Stockholder that would have been entitled to receive a fractional share shall, on proper surrender of such person’s Company Stock Certificates, receive such whole number of Merger Shares as is equal to the precise number of Merger Shares to which such Company Stockholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each Company Stockholder shall receive at least one Merger Share.

1.8          Options and Warrants.

(a)          As of the Effective Time, all outstanding Company Options (as defined below) that remain unexercised, whether vested or unvested, shall be canceled and exchanged for options to purchase shares of Parent Common Stock (“Parent Options”) under the Parent Equity Plan (as defined below) without further action by the holder thereof. Each Parent Option shall constitute an option to acquire such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of the Company Option multiplied by the Applicable Conversion Ratio for Company Common Stock (with any fraction resulting from such multiplication to be rounded up or down to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number (unless such Company Option provides for different treatment of fractions of a share in such circumstances, in which case the terms of such Company Option pertaining to the treatment of a fraction of a cent shall control)). The exercise price per share of each Parent Option shall be equal to the exercise price of the Company Option prior to conversion divided by the Applicable Conversion Ratio (rounded up or down to the nearest whole cent, and with $0.005 rounded upward to the nearest whole cent (unless such Company Option provides for different treatment of fractions of a cent in such circumstance, in which case the terms of such Company Option pertaining to the treatment of a fraction of a cent shall control)), and the vesting schedule shall be the same as that of the Company Option that is exchanged for the Parent Option.

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(b)          As soon as practicable after the Effective Time, the Parent or the Surviving Corporation shall take appropriate actions (i) to collect the Options and the agreements evidencing the Options, which shall be deemed to be canceled but shall entitle the holder to exchange the Options for Parent Options in the Parent, and (ii) to issue in lieu thereof new Parent Options pursuant to Section 1.8(a), including the delivery by the Parent to such holders of new option agreements.

(c)          As of the Effective Time, all outstanding Company Warrants (as defined below) that remain unexercised shall terminate as of the Effective Date, and the Parent shall issue new warrants (the “Parent Warrants”) in substitution for the Company Warrants, on substantially the same terms and conditions of the Company Warrants, but representing the right to acquire such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock or Company Preferred Stock, as the case may be, subject to the unexercised portion of the Company Warrant multiplied by the Applicable Conversion Ratio for the class or series of Company Stock for which such Company Warrant is exercisable (with any fraction resulting from such multiplication to be rounded up or down to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number (unless such Company Warrant provides for different treatment of fractions of a share in such circumstance, in which case the terms of such Company Warrant pertaining to the treatment of a fraction of a cent shall control)). The exercise price per share of each Parent Warrant shall be equal to the exercise price of the Warrant prior to substitution divided by the Applicable Conversion Ratio (rounded to the nearest whole cent, and with $0.005 rounded upward to the nearest whole cent (unless such Company Warrant provides for different treatment of fractions of a cent in such circumstance, in which case the terms of such Company Warrant pertaining to the treatment of a fraction of a cent shall control)).

(d)          The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of (i) the Parent Options to be issued for the Company Options and (ii) the Parent Warrants to be issued for the Company Warrants, in accordance with this Section 1.8.

1.9          Post-Closing Adjustment.

(a)          In the event that, during the period commencing from the Closing Date and ending on the first anniversary of the Closing Date, (i) the Parent or the Surviving Corporation incurs any Damages (as defined below) with respect to, in connection with, or arising from any Parent Liabilities (as defined below), or (ii) a Company Stockholder shall be entitled to be indemnified for Damages under Article VI hereof, then, in the case of clause (i) above, promptly following the filing by the Parent with the Securities and Exchange Commission (the “SEC”) of an annual or quarterly report covering the completed fiscal quarter in which such Damages were incurred, or, in the case of clause (ii) above, promptly after such Company Stockholder becomes entitled to receive payment for such indemnification pursuant to Article VI, the Parent shall issue to, in the case of clause (i) above, all of the Company Stockholders and/or their designees, or, in the case of clause (ii) above, such Company Stockholder so entitled to indemnification and/or his designees, such number of shares of Parent Common Stock (in addition to the Merger Shares to which any such person was or is entitled) as would result from dividing (x) the whole dollar amount of such Damages by (y) $1.00 (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock after the Effective Time), rounded up or down to the nearest whole number (with 0.5 shares rounded upwards to the nearest whole number). Notwithstanding the foregoing, the limit on the aggregate number of shares of Parent Common Stock issuable under this Section shall be 1,000,000 shares. Any shares of Parent Common Stock that are issuable under clause (i) above shall be issued to the Company Stockholders pro rata in accordance with their respective holdings of Company Stock immediately prior to the Closing.

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(b)          As used in this Section, “Parent Liabilities” shall mean all liabilities, obligations or indebtedness of any nature whatsoever (i) of the Split-Off Subsidiary, whenever accruing, and (ii) of the Parent or the Acquisition Subsidiary, accruing prior to the Effective Time and not set forth in the Parent Disclosure Schedule (as defined below), including, but not limited to (A) any breach by the Parent or the Acquisition Subsidiary of any of their respective representations or warranties set forth in Article III herein, (B) any litigation threatened, pending or for which a basis exists; (C) any and all outstanding debts, (D) any and all employee-related disputes, arbitrations or administrative proceedings threatened, pending or otherwise outstanding, (E) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of the Parent or the Acquisition Subsidiary, (F) any and all Taxes for which Parent or the Acquisition Subsidiary or any of their direct or indirect assets may be liable or subject, for any taxable period (or portion thereof) ending on or before the Closing Date, including, without limitation, any and all Taxes resulting from or attributable to Parent’s ownership or operation of the Split-Off Subsidiary’s assets, (G) any and all Taxes (as defined below) for which Parent or its direct or indirect assets may be liable or subject (including, without limitation, the interests and assets of the Surviving Corporation and any Parent Subsidiary) as a consequence of Parent’s acquisition, formation, capitalization, ownership, and Split-Off of the Split-Off Subsidiary, whether related to a taxable period (or portion thereof) ending on or after the Closing Date, and (H) all fees and expenses incurred in connection with effecting the adjustments contemplated by this Section, as such Parent Liabilities are reflected in the Parent’s consolidated financial statements reviewed or audited by its independent auditors.

1.10        Certificate of Incorporation and Bylaws.

(a)          The certificate of incorporation of the Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed, and the Surviving Corporation may make any necessary filings in the State of Delaware as shall be necessary or appropriate to effectuate or carry out fully the purpose of this Section 1.10(a).

(b)          The bylaws of the Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.11        No Further Rights. From and after the Effective Time, no shares of Company Common Stock or Company Preferred Stock shall be deemed to be outstanding, and holders of Company Common Stock or Company Preferred Stock, certificated or uncertificated, shall cease to have any rights with respect thereto, except as provided herein or by law.

1.12        Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock or Company Preferred Stock shall thereafter be made. If, after the Effective Time, Company Stock Certificates are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5, subject to the provisions hereof and applicable Law in the case of Dissenting Shares.

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1.13        Exemption from Registration; Rule 144.

(a)          The Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.5 hereof (including the Indemnification Escrow Shares) or upon exercise of Parent Options and Parent Warrants granted pursuant to Section 1.8 hereof, and any shares of Parent Common Stock that may be issued pursuant to Section 1.9 hereof (if any), in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder and/or Regulation S promulgated by the SEC and that all recipients of such shares of Parent Common Stock shall either be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively. The shares of Parent Common Stock to be issued pursuant to Section 1.5 hereof (including the Indemnification Escrow Shares) or upon exercise of Parent Options and Parent Warrants granted pursuant to Section 1.8 hereof, and any shares of Parent Common Stock that may be issued pursuant to Section 1.9 hereof, will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (a) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (b) an exemption from such registration exists and either the Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such shares of Parent Common Stock will bear an appropriate legend and restriction on the books of the Parent’s transfer agent to that effect.

(b)          The Parent is a “shell company” as defined in Rule 12b-2 under the Exchange Act of 1934). The Company acknowledges that pursuant to Rule 144(i), securities issued by a former shell company (such as the Merger Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the Company (a) is no longer a shell company; and (b) has filed current “Form 10 information“ (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the Parent is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports. As a result, the restrictive legends on certificates for the Merger Shares cannot be removed except in connection with an actual sale meeting the foregoing requirements or pursuant to an effective registration statement.

1.14        Adjustment to Parent Stockholders In the event that the aggregate gross proceeds of the Private Placement Offering (including the principal amount of Bridge Notes that are converted into Units upon the closing of the Merger) exceed $20,000,000, the Parent shall, promptly after the final closing of the Private Placement Offering, issue to the holders of Parent Common Stock immediately prior to the Effective Time, pro rata in accordance with their respective holdings of Parent Common Stock immediately prior to the Effective Time, without any additional consideration, such number of shares of Parent Common Stock as shall be necessary to cause the sum of (a) the number of shares of Parent Common held by such holders immediately prior to the Effective Time plus (b) the number of additional shares of Parent Common Stock so issued to such holders (together, the “Parent Holders’ Stock”) to equal 6.8% of the sum of (x) the number of shares of Parent Holders’ Stock plus (y) the number of Units issued in the Private Placement Offering in excess of 20,000,000 plus (z) 62,072,102. For avoidance of doubt, the Parent Holders’ Stock shall not include any shares of Parent Common Stock purchased in the Private Placement Offering.

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ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article II, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer of the Company as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors and key employees of the Company and the accountants and attorneys of the Company.

2.1          Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and bylaws. The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations or future prospects of the Company and the Company Subsidiaries (as defined below) taken as a whole.

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2.2          Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 22,000,000 shares of Company Preferred Stock, of which 4,624,840 shares are designated “Series A Preferred Stock”, 4,527,010 shares are designed “Series A-2 Preferred Stock” and 12,000,000 shares are designated “Series B Preferred Stock.” As of the date of this Agreement and as of immediately prior to the Effective Time, and without giving effect to the transactions contemplated by this Agreement or any of the other Transaction Documentation, 10,450,500 shares of Company Common Stock are issued and outstanding, 4,624,840 shares of Series A Preferred Stock issued and outstanding, 4,335,414 shares of Series A-2 Preferred Stock issued and outstanding, and 5,464,673 shares of Series B Preferred Stock issued and outstanding, no other shares of Company Preferred Stock are issued and outstanding, and no shares of Company Common Stock or shares of Company Preferred Stock are held in the treasury of the Company. As of the date of this Agreement and as of immediately prior to the Effective Time, there are outstanding options to purchase an aggregate of 4,978,645 shares of Company Common Stock (“Company Options”). As of the date of this Agreement and as of immediately prior to the Effective Time, there are outstanding warrants to purchase shares of Company Common Stock and Company Preferred Stock as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Warrants”). Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class of Company stock held by each stockholder, (ii) all stock option plans and other stock or equity-related plans of the Company (“Company Equity Plans”) and the number of shares of Company Common Stock remaining available for future awards thereunder, (iii) all outstanding Company Options and Company Warrants, indicating (A) the holder thereof, (B) the number of shares of Company Common Stock subject to each Company Option and Company Warrant, (C) the Company Equity Plan under which each Company Option issued, (D) the exercise price, date of grant, vesting schedule and expiration date for each Company Option or Company Warrant, and (E) any terms regarding the acceleration of vesting, and (iv) all outstanding debt convertible into Company stock, indicating (A) the date of issue, (B) the holder thereof, (C) the unpaid principal amount thereof, (D) the interest rate thereon, (E) the accrued and unpaid interest thereon, (F) the number and class of Company stock into which such debt is convertible, and (G) the conversion price thereof. Except as set forth on Section 2.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are, and all shares of Company Common Stock that may be issued upon exercise of Company Options or Company Warrants or conversion of convertible debt will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Company Options and Company Warrants and convertible debt listed in Section 2.2 of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, securities, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Other than as listed in Section 2.2 of the Company Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

2.3          Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and (a) the approval of the Merger by the vote of stockholders required by Delaware law and (b) the approvals and waivers by stockholders and the approvals and waivers by the Company’s current lender set forth in Section 2.3 of the Company Disclosure Schedule (collectively, the “Company Consents”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware Act, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

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2.4          Non-contravention. Subject to the receipt of Company Consents and the filing of the Certificate of Merger as required by the Delaware Act, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Company or any Company Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals for which the Company is obligated to use its Reasonable Best Efforts to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Company Disclosure Schedule, for which the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Company Subsidiary or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws (collectively, “Laws”) applicable to the Company, any Company Subsidiary or any of their properties or assets. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5          Subsidiaries.

(a)          Section 2.5(a) of the Company Disclosure Schedule sets forth: (i) the name of each Company Subsidiary; (ii) the number and type of outstanding equity securities of each Company Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Company Subsidiary; (iv) the names of the officers and directors of each Company Subsidiary; and (v) the jurisdictions in which each Company Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein; a “Company Subsidiary” is a Subsidiary of the Company and a “Parent Subsidiary” is a Subsidiary of the Parent.

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(b)          Each Company Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Company Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered or made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Company Subsidiary. No Company Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Company Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity securities of each Company Subsidiary that are held of record or owned beneficially by either the Company or any other Company Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or other applicable securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Company Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Company Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Company Subsidiary. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Company Subsidiary.

(c)          Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Company Subsidiary.

2.6          Financial Statements. The Company has provided or made available to the Parent: (a) the audited consolidated balance sheet of the Company (the “Company Balance Sheet”) at December 31, 2012 (the “Company Balance Sheet Date”), and the related consolidated statements of operations and cash flows for the years ended December 31, 2012 and 2011 (the “Company Year-End Financial Statements”); and (b) the unaudited balance sheet of the Company (the “Company Interim Balance Sheet”) at September 30, 2013 (the “Company Interim Balance Sheet Date”) and the related statement of operations and cash flows for the nine months ended September 30, 2013 (the “Company Interim Financial Statements” and together with the Company Balance Sheet and the Company Year-End Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company and the Company Subsidiaries on a consolidated basis as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements in the Parent’s filings with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are consistent in all material respects with the books and records of the Company and the Company Subsidiaries.

2.7          Absence of Certain Changes. Since the Company Balance Sheet Date, and except as set forth in Section 2.7 of the Company Disclosure Schedule, (a) to the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Company Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4.

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2.8          Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedule, none of the Company and the Company Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Interim Balance Sheet referred to in Section 2.6, (b) liabilities not exceeding $50,000 in the aggregate that have arisen since the Company Interim Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9          Tax Matters.

(a)          For purposes of this Agreement, the following terms shall have the following meanings:

(i)          “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii)         “Tax Returns” means all United States of America, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with the Taxes.

(b)          Except as set forth in Section 2.9 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has filed on a timely basis (taking into account any valid extensions) all material Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Company Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Company Subsidiaries are or were members. Each of the Company and the Company Subsidiaries has paid on a timely basis all Taxes that were due and payable in accordance with the Tax Returns. The unpaid Taxes of the Company and the Company Subsidiaries for tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet. Neither the Company nor any Company Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer other than the Company and the Company Subsidiaries (including without limitation any affiliated group of corporations or other entities that included the Company or any Company Subsidiary during a prior period). All Taxes that the Company or any Company Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

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(c)          Except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has delivered or made available to the Parent complete and accurate copies of all Tax examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary since the date of the Company’s incorporation (the “Organization Date”). No examination or audit of any Tax Return of the Company or any Company Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Company Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or Company Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d)          Neither the Company nor any Company Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or any Company Subsidiary are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(e)          None of the assets of the Company or any Company Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f)          Neither the Company nor any Company Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(g)          No state or federal “net operating loss” of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

2.10        Assets. Each of the Company and the Company Subsidiaries owns or leases all tangible assets reasonably necessary for the conduct of its businesses as presently conducted. Except as set forth in Section 2.10 of the Company Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section 2.10 of the Company Disclosure Schedule, no asset of the Company or any Company Subsidiary (tangible or intangible) (including without limitation any shares or other equity interests in or securities of any Company Subsidiary or any corporation, partnership, association or other business organization or division thereof), is subject to any Security Interest.

2.11        Owned Real Property. Neither the Company nor any Company Subsidiary owns any real property.

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2.12        Real Property Leases. Section 2.12 of the Company Disclosure Schedule lists all real property leased or subleased to or by the Company or any Company Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in Section 2.12 of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Company Disclosure Schedule:

(a)          the lease or sublease is a legal, valid, binding and enforceable obligation of the Company or Company Subsidiary party thereto and is in full force and effect;

(b)          the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the Closing will not, after the giving of notice, with lapse of time, or otherwise, result in a breach or default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease;

(c)          neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such lease or sublease, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect;

(d)          neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)          to the knowledge of the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded Security Interests, leases, easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company or a Company Subsidiary of the property subject thereto.

2.13        Contracts.

(a)          Section 2.13 of the Company Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Company Subsidiary is a party as of the date of this Agreement (other than the Transaction Documentation (as hereinafter defined)):

(i)          any agreement (or group of related agreements) for the lease of personal property from or to third parties (A) which provides for lease payments in excess of $50,000 per annum or (B) which has a remaining term longer than 12 months and is not cancellable without penalty by the Company on sixty (60) days or less prior written notice;

(ii)         any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, is not cancellable without penalty by the Company on sixty (60) days or less prior written notice and involves more than the sum of $100,000, or (B) in which the Company or any Company Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)        any agreement which, to the knowledge of the Company, establishes a material joint venture or legal partnership;

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(iv)        any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)         any agreement that purports to limit in any material respect the right of the Company to engage in any line of business, or to compete with any person or operate in any geographical location;

(vi)        any employment agreement or consulting agreement which provides for payments in excess of $50,000 per annum (other than employment or consulting agreements terminable on less than thirty (30) days’ notice);

(vii)       any agreement involving any officer, director or stockholder of the Company or any affiliate (as defined in Rule 12b-2 under the Exchange Act) thereof (an “Affiliate”) (other than stock subscription or stock purchase agreements the forms of which have been made available to Parent);

(viii)      any agreement or commitment for capital expenditures in excess of $50,000, for a single project (it being represented and warranted that the liability under all undisclosed agreements and commitments for capital expenditures does not exceed $200,000 in the aggregate for all projects);

(ix)         any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x)          any agreement which contains any provisions requiring the Company or any Company Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi)         any agreement, other than as contemplated by this Agreement, relating to the future sales of securities of the Company or any Company Subsidiary; and

(xii)        any other agreement (or group of related agreements) (A) under which the Company is obligated to make payments or incur costs in excess of $100,000 in any year or (B) not entered into in the Ordinary Course of Business, in each case which is not otherwise described in clauses (i) through (xi).

(b)          The Company has delivered or made available to the Parent a complete and accurate copy of each agreement listed in Section 2.13 of the Company Disclosure Schedule. With respect to each agreement so listed, and except as set forth in Section 2.13 of the Company Disclosure Schedule: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such contract, except for any breach, violation or default that has not had and would not reasonably be anticipated to have a Company Material Adverse Effect.

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2.14        Accounts Receivable. All accounts receivable of the Company and the Company Subsidiaries reflected on the Company Balance Sheet net of the applicable reserve for bad debts on the Company Balance Sheet are valid receivables. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Company Balance Sheet Date, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Balance Sheet, are valid receivables and, to the knowledge of the Company, are not subject to setoffs or counterclaims.

2.15        Powers of Attorney. Except as set forth in Section 2.15 of the Company Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or any Company Subsidiary.

2.16        Insurance. Section 2.16 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Company Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Company Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

2.17        Litigation. Except as set forth in Section 2.17 of the Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary which (a) seeks either damages in excess of $25,000 individually or $50,000 in the aggregate, (b) if determined adversely to the Company or such Company Subsidiary, could have, individually or in the aggregate, a Company Material Adverse Effect or (c) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.18        Employees.

(a)          Section 2.18 of the Company Disclosure Schedule contains a list of all employees of the Company and each Company Subsidiary whose annual rate of compensation exceeds $50,000 per year, along with the position of each such person. Each such person is a party to a non-disclosure and assignment of inventions agreement with the Company or a Company Subsidiary. To the knowledge of the Company, no key employee (within the meaning of Section 416 of the Code) or group of employees acting in concert has any plans to terminate employment with the Company or any Company Subsidiary.

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(b)          Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the knowledge of the Company, (i) no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Company Subsidiary, and (ii) to the Company’s knowledge, there are no circumstances or facts which could individually or collectively give rise to a suit against the Company or any Company Subsidiary by any current or former employee or applicant for employment based on discrimination prohibited by fair employment practices laws.

2.19        Employee Benefits.

(a)          For purposes of this Agreement, the following terms shall have the following meanings:

(i)          “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing direct or indirect compensation for services rendered, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)        “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Company Subsidiary.

(b)          Section 2.19(b) of the Company Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any Company Subsidiary or any ERISA Affiliate other than plans maintained solely to comply with the laws of a jurisdiction other than the United States of America or political subdivisions thereof (collectively, the “Company Benefit Plans”). Complete and accurate copies of (i) all Company Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500 and (for all funded plans) all plan financial statements for the last five plan years for each Company Benefit Plan, have been made available to the Parent. Except as set forth on Section 2.19(b) of the Company Disclosure Schedule, each Company Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Company Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Company Benefit Plan and has made all required contributions thereto not later than the due date therefor (including extensions). The Company, each Company Subsidiary, each ERISA Affiliate and each Company Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

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(c)          To the knowledge of the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Benefit Plans and proceedings with respect to qualified domestic relations orders, qualified medical support orders or similar benefit directives) against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could give rise to any material liability.

(d)          All the Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received a determination, advisory or opinion letter from the Internal Revenue Service to the effect that such Company Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect (other than amendments required by law or which are not reasonable expected to result in loss of such plan’s qualified status), and no act or omission has occurred, that would adversely affect its qualification.

(e)          Neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)          At no time has the Company, any Company Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)          There are no unfunded obligations under any Company Benefit Plan providing benefits after termination of employment to any employee of the Company or any Company Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state law. The assets of each Company Benefit Plan which is funded are reported at their fair market value on the books and records of such Company Benefit Plan.

(h)          No act or omission has occurred and no condition exists with respect to any Company Benefit Plan maintained by the Company, any Company Subsidiary or any ERISA Affiliate that would subject the Company, any Company Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Benefit Plan.

(i)          No Company Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)          Each Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Company Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan.

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(k)          Section 2.19(k) of the Company Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Company Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Company Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Company Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Company Interim Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

2.20        Environmental Matters.

(a)          Each of the Company and the Company Subsidiaries has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Company Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b)          To the knowledge of the Company, without independent investigation, there are no documents that contain any environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Company or a Company Subsidiary (whether conducted by or on behalf of the Company or a Company Subsidiary or a third party, and whether done at the initiative of the Company or a Company Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to.

(c)          To the knowledge of the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Company Subsidiary.

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2.21        Legal Compliance. Each of the Company and the Company Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Company, any Company Subsidiary or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.22        Intentionally Omitted.

2.23        Permits. The Company or a Company Subsidiary possess or holds all material authorizations, approvals, clearances, licenses, permits, certificates or exemptions from any Governmental Entity (“Permits”) that are required for the Company and the Company Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and, to the knowledge of the Company, there is no reasonable basis for believing that such Permit will not be renewable upon expiration. Except for such instances as would not reasonably be expected to have a Company Material Adverse Effect, each such Permit will continue in full force and effect immediately following the Closing.

2.24        Certain Business Relationships with Affiliates. Except as listed in Section 2.24 of the Company Disclosure Schedule, no Affiliate of the Company or of any Company Subsidiary (a) owns any material property or right, tangible or intangible, which is used in the business of the Company or any Company Subsidiary, (b) to the knowledge of the Company, has any claim or cause of action against the Company or any Company Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Company Subsidiary. Section 2.24 of the Company Disclosure Schedule describes any transactions involving the receipt or payment in excess of $25,000 in any fiscal year between the Company or a Company Subsidiary and any Affiliate of the Company or of any Company Subsidiary thereof which have occurred or existed since the Organization Date, other than employment agreements or compensation arrangements.

2.25        Brokers’ Fees. Other than obligations arising under the Placement Agency Agreement, dated November 14, 2013, between the Company and Gottbetter Capital Markets, LLC (the “Placement Agent”), and except as listed in Section 2.25 of the Company Disclosure Schedule neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.26        Books and Records. The minute books and other similar records of the Company and each Company Subsidiary contain, in all material respects, complete and accurate records in all material respects of all actions taken at any meetings of the Company’s or such Company Subsidiary’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

2.27        Intellectual Property.

(a)          Each of the Company and any Company Subsidiary owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the “Intellectual Property Rights”) and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the “Intellectual Property”), in each case as is necessary to conduct their respective businesses as presently conducted, the absence of which would be considered reasonably likely to result in a Company Material Adverse Effect.

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(b)          Section 2.27(b) of the Company Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Entity by the Company or any Company Subsidiary or for which an application for registration has been filed with any Governmental Entity by the Company or any Company Subsidiary, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.27(b) of the Company Disclosure Schedule identifies each agreement currently in effect containing any ongoing royalty or payment obligations of the Company and any Company Subsidiary in excess of $25,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to the Company and any Company Subsidiary.

(c)          Except as set forth on Section 2.27(c) of the Company Disclosure Schedule, all Intellectual Property Rights of the Company and the Company Subsidiaries that have been registered by them with any Governmental Entity are valid and subsisting, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Effective Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities.

(d)          Neither the Company nor any Company Subsidiary is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights of the Company and the Company Subsidiaries, or any licenses, sublicenses or other agreements as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property Rights”), the breach of which would be reasonably likely to result in a Company Material Adverse Effect.

(e)          Except as set forth on Section 2.27(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and neither the Company nor any Company Subsidiary has received any written notice or, to the knowledge of the Company, other communication of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property Right. With respect to its product candidates and products in research or development, after the same are marketed, the Company will not, to its knowledge, infringe any Third Party Intellectual Property Rights in any material manner, except for such infringement as would not be reasonably likely to result in a Company Material Adverse Effect.

(f)          To the knowledge of the Company, except as set forth on Section 2.27(f) of the Company Disclosure Schedule, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights of the Company and the Company Subsidiaries in a manner that has a material impact on the business of the Company or any Company Subsidiary, except for such infringement, misappropriation or unlawful or unauthorized use as would not be reasonably expected to have a Company Material Adverse Effect.

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2.28        Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule, the Company’s final Confidential Private Placement Memorandum dated December 6, 2013, as amended and supplemented by Supplement no. 1 thereto date January 10, 2014, or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

2.29        Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, reasonable inquiry by its directors, officers and key personnel.

2.30        Accountants. OUM & Co. LLP (the “Company Auditor”) is and has been throughout the periods covered by the Company Financial Statements (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (b) “independent” with respect to the Company within the meaning of Regulation S-X. Except as set forth on Section 2.30 of the Company Disclosure Schedule, the reports of the Company Auditor on the financial statements of the Company for the past three fiscal years and any subsequent interim period did not contain an adverse opinion or a disclaimer of opinion, or were qualified as to uncertainty, audit scope, or accounting principles. During the Company’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Company Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Company Auditor.

2.31        FDA and Related Matters. The conduct of business by the Company complies, and at all times has substantially complied, in all material respects with the Federal Food, Drug and Cosmetic Act (the “FDCA”) and similar federal, state and foreign laws applicable to the evaluation, testing, manufacturing, distribution, advertising and marketing of each of the Company’s medical device products, in whatever stage of development or commercialization except to the extent that the failure to so comply would not have a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, neither the United States Food and Drug Administration (the “FDA”) nor any comparable Governmental Entity is considering limiting, suspending or revoking any such Permit or changing the marketing classification or labeling of the products of the Company or any Company Subsidiary. To the knowledge of the Company, there is no false or misleading information or material omission in any product application or other submission by the Company or any Company Subsidiary to the FDA or any comparable Governmental Entity. The Company or Company Subsidiaries have fulfilled and performed in all material respects their obligations under each Permit, and, as of the date hereof, to the knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Permit except to the extent that such breach, default, revocation or termination would not have a Company Material Adverse Effect. To the knowledge of the Company, any third party that is a manufacturer or contractor for the Company or any Company Subsidiary is in compliance in all material respects with all Permits insofar as they pertain to the manufacture of product components or products for the Company. The Company and Company Subsidiaries have not received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Laws or Permits. The Company and Company Subsidiaries are not subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Governmental Entity. The Company and Company Subsidiaries have made all notifications, submissions and reports required by the FDCA or similar federal, state and foreign Laws, except to the extent that the failure to make such notifications, submission or reports would not have a Company Material Adverse Effect.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE ACQUISITION SUBSIDIARY

Each of the Parent and the Acquisition Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Parent and the Acquisition Subsidiary to the Company on the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer or director of the Parent or the Acquisition Subsidiary as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors, key employees, accountants and attorneys of the Parent or the Acquisition Subsidiary with respect to the matter in question.

3.1          Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its articles of incorporation and bylaws. Neither the Parent nor the Acquisition Subsidiary is in default under or in violation of any provision of its certificate or articles of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Parent and its subsidiaries, taken as a whole.

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3.2          Capitalization. As of immediately prior to the Effective Time, but prior to giving effect to the issuance of the Merger Shares or the Share Contribution (as defined below), the authorized capital stock of the Parent will consist of 500,000,000 shares of Parent Common Stock, of which 21,983,700 shares will be issued and outstanding, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are outstanding. The Parent Common Stock is presently eligible for quotation and trading on the Over-The-Counter Bulletin Board (“OTCBB”) and is not subject to any notice of suspension or delisting. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as contemplated by the Transaction Documentation or as described in Section 3.2 of the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. Except as contemplated by the Transaction Documentation, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws. The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. At the Effective Time, after giving effect to the surrender by the Split-Off Purchaser of 17,483,100 shares of Parent Common Stock (the “Share Contribution”) in connection with the Split-Off, but prior to giving effect to the issuance of the Merger Shares (including the Indemnification Escrow Shares), there will be 4,500,600 shares of Parent Common Stock issued and outstanding.

3.3          Authorization of Transaction. Each of the Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Parent) the Split-Off Agreement, the General Release Agreement and the Indemnification Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and (in the case of the Parent) the Split-Off Agreement, the General Release Agreement and the Indemnification Escrow Agreement, and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”), and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Acquisition Subsidiary, respectively. Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by the Parent or the Acquisition Subsidiary, as the case may be, and constitutes a valid and binding obligation of the Parent or the Acquisition Subsidiary, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

3.4          Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware Act, neither the execution and delivery by the Parent or the Acquisition Subsidiary, as the case may be, of this Agreement or the Transaction Documentation, nor the consummation by the Parent or the Acquisition Subsidiary, as the case may be, of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent or the Acquisition Subsidiary, as the case may be, (b) require on the part of the Parent or the Acquisition Subsidiary, as the case may be, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than required notification to the Financial Industry Regulatory Authority (“FINRA”), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Subsidiary, as the case may be, is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or the Acquisition Subsidiary or (e) violate any Laws applicable to the Parent or the Acquisition Subsidiary or any of their properties or assets.

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3.5          Subsidiaries.

(a)          The Parent has no Subsidiaries other than the Acquisition Subsidiary and the Split-Off Subsidiary. Each of the Acquisition Subsidiary and the Split-Off Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its organization. The Acquisition Subsidiary was formed solely to effectuate the Merger, the Split-Off Subsidiary was formed solely to effectuate the Split-Off, and neither of them has conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary and the Split-Off Subsidiary. The Acquisition Subsidiary has no assets other than minimal paid-in capital, has no liabilities or other obligations, and is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Acquisition Subsidiary are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Parent, the Acquisition Subsidiary or the Split-Off Subsidiary (except as contemplated by this Agreement and the Split-Off Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary.

(b)          At all times from January 11, 2011 (inception) through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent.

(c)          The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

3.6          SEC Reports.

(a)          The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended March 31, 2013, as filed with the SEC, which contained audited balance sheets of the Parent as of March 31, 2013 and 2012, and the related statements of operation, changes in shareholders’ equity and cash flows for the years then ended; and (b) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed or furnished by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent Reports. As of their respective dates, the Parent Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

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(b)          The Parent and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of the Parent, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Parent’s and its Subsidiaries' assets that could have a material effect on the Parent’s financial statements.

(c)          The Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Parent required under the Exchange Act with respect to such reports. The Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Parent’s auditors and the audit committee of the Board of Directors of the Parent and on Section 3.6(c) of the Parent Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(d)          Each of the principal executive officer and the principal financial officer of the Parent (or each former principal executive officer and each former principal financial officer of the Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Parent Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Parent or any of its Subsidiaries. The Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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3.7          Compliance with Laws. Each of the Parent and its Subsidiaries:

(a)          and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Parent, any Parent Subsidiary or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)          has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)          has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)          has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)          has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f)          does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g)          is not a “blank check company” as such term is defined by Rule 419 of the Securities Act.

3.8          Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Parent.

3.9          Absence of Certain Changes. Since the date of the balance sheet contained in the most recent Parent Report, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect and (b) neither the Parent nor the Acquisition Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.6.

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3.10        Litigation. Except as disclosed in Section 3.10 of the Parent Disclosure Schedule, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent which, if determined adversely to the Parent or such Subsidiary, could have, individually or in the aggregate, a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. For purposes of this Section 3.10, any such pending or threatened Legal Proceedings where the amount at issue exceeds or could reasonably be expected to exceed the lesser of $10,000 per Legal Proceeding or $25,000 in the aggregate shall be considered to possibly result in a Parent Material Adverse Effect hereunder.

3.11        Undisclosed Liabilities. None of the Parent and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Parent Report, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Parent Report in the Ordinary Course of Business which do not exceed $25,000 in the aggregate and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.12        Off-Balance Sheet Arrangements. Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s or such Subsidiary's published financial statements or other Parent Reports.

3.13        Tax Matters.

(a)          Each of the Parent and its Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Parent nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and its Subsidiaries are or were members. Each of the Parent and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Parent and its Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither the Parent nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any of its Subsidiaries during a prior period) other than the Parent and its Subsidiaries. All Taxes that the Parent or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)          The Parent has delivered or made available to the Company complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any of its Subsidiaries since July 9, 2007 (which was the date of the Parent’s incorporation). No examination or audit of any Tax Return of the Parent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Parent or its Subsidiaries was required to file any Tax Return that was not filed. Neither the Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

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(c)          Neither the Parent nor any of its Subsidiaries: (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)          None of the assets of the Parent or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest of which is tax exempt under Section 103(a) of the Code.

(e)          Neither the Parent nor any of its Subsidiaries has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(f)          No state or federal “net operating loss” of the Parent determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

3.14        Assets. Each of the Parent and the Acquisition Subsidiary owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Parent or the Acquisition Subsidiary (tangible or intangible) is subject to any Security Interest.

3.15        Owned Real Property. Neither the Parent nor any of its Subsidiaries owns any real property.

3.16        Real Property Leases. Section 3.16 of the Parent Disclosure Schedule lists all real property leased or subleased to or by the Parent or any of its Subsidiaries and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Parent has delivered or made available to the Company complete and accurate copies of the leases and subleases listed in Section 3.16 of the Parent Disclosure Schedule. With respect to each lease and sublease listed in Section 3.16 of the Parent Disclosure Schedule:

(a)          the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

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(b)          the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the Closing will not, after the giving of notice, with lapse of time, or otherwise, result in a breach or default by the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any other party under such lease or sublease;

(c)          neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any other party under such lease or sublease;

(d)          neither the Parent nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)          to the knowledge of the Parent, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Parent or any of its Subsidiaries of the property subject thereto.

3.17        Contracts.

(a)          Section 3.17 of the Parent Disclosure Schedule lists the following agreements (written or oral) to which the Parent or any of its Subsidiaries is a party as of the date of this Agreement:

(i)          any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii)         any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services;

(iii)        any agreement establishing a partnership or joint venture;

(iv)        any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)         any agreement concerning confidentiality or noncompetition;

(vi)        any employment or consulting agreement;

(vii)       any agreement involving any current or former officer, director or stockholder of the Parent or any Affiliate thereof;

(viii)      any agreement under which the consequences of a default or termination would reasonably be expected to have a Parent Material Adverse Effect;

(ix)         any agreement which contains any provisions requiring the Parent or any of its Subsidiaries to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

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(x)          any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business; and

(xi)         any agreement, other than as contemplated by this Agreement and the Split-Off, relating to the sales of securities of the Parent or any of its Subsidiaries to which the Parent or such Subsidiary is a party.

(b)          The Parent has delivered or made available to the Company a complete and accurate copy of each agreement listed in Section 3.17 of the Parent Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any other party under such contract.

3.18        Accounts Receivable. All accounts receivable of the Parent and its Subsidiaries reflected on the Parent Reports are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the balance sheet contained in the most recent Parent Report. All accounts receivable reflected in the financial or accounting records of the Parent that have arisen since the date of the balance sheet contained in the most recent Parent Report are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the balance sheet contained in the most recent Parent Report.

3.19        Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or any of its Subsidiaries.

3.20        Insurance. Section 3.20 of the Parent Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or any of its Subsidiaries is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and its Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Parent nor any of its Subsidiaries may be liable for retroactive premiums or similar payments, and the Parent and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.21        Warranties. No product or service sold or delivered by the Parent or any of its Subsidiaries is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of the Parent or the appropriate Subsidiary, which are set forth in Section 3.21 of the Parent Disclosure Schedule.

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3.22        Employees.

(a)          The Parent and Parent Subsidiaries have no employees.

(b)          Neither the Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Parent has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to employees of the Parent or any of its Subsidiaries.

3.23        Employee Benefits.

(a)          Section 3.23(a) of the Parent Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Parent, any of its Subsidiaries or any ERISA Affiliate other than plans maintained solely to comply with the laws of a jurisdiction other than the United States of America or political subdivisions thereof (collectively, the “Parent Benefit Plans”). Complete and accurate copies of (i) all Parent Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Parent Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Parent Benefit Plan, have been delivered or made available to the Parent. Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and each of the Parent, its Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Parent Benefit Plan and has made all required contributions thereto not later than the due date therefor (including extensions). The Parent, each of its Subsidiaries, each ERISA Affiliate and each Parent Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Parent Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(b)          To the knowledge of the Parent, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Parent Benefit Plans and proceedings with respect to qualified domestic relations orders, qualified medical support orders or similar benefit directives) against or involving any Parent Benefit Plan or asserting any rights or claims to benefits under any Parent Benefit Plan that could give rise to any material liability.

(c)          All the Parent Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received a determination, advisory or opinion letter from the Internal Revenue Service to the effect that such Parent Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Parent Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

(d)          Neither the Parent, any of its Subsidiaries, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)          At no time has the Parent, any of its Subsidiaries or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

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(f)          There are no unfunded obligations under any Parent Benefit Plan providing benefits after termination of employment to any employee of the Parent or any of its Subsidiaries (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Law and insurance conversion privileges under state law. The assets of each Parent Benefit Plan which is funded are reported at their fair market value on the books and records of such Parent Benefit Plan.

(g)          No act or omission has occurred and no condition exists with respect to any Parent Benefit Plan maintained by the Parent, any of its Subsidiaries or any ERISA Affiliate that would subject the Parent, any of its Subsidiaries or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Parent Benefit Plan.

(h)          No Parent Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)          Each Parent Benefit Plan is amendable and terminable unilaterally by the Parent at any time without liability to the Parent as a result thereof and no Parent Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Parent from amending or terminating any such Parent Benefit Plan.

(j)          Section 3.23(j) of the Parent Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other employee of the Parent or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Parent or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Parent or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Parent or any of its Subsidiaries, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Parent Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the balance sheet contained in the most recent Parent Report and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

3.24        Environmental Matters.

(a)          Each of the Parent and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its Subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(b)          Set forth in Section 3.24(b) of the Parent Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Parent or any of its Subsidiaries (whether conducted by or on behalf of the Parent or its Subsidiaries or a third party, and whether done at the initiative of the Parent or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to. A complete and accurate copy of each such document has been provided to the Company.

(c)          The Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its Subsidiaries.

3.25        Permits. Section 3.25 of the Parent Disclosure Schedule sets forth a list of all authorizations, approvals, clearances, permits, licenses, registrations, certificates, orders, approvals or exemptions from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Parent Permits”) issued to or held by the Parent or any of its Subsidiaries. Such listed permits are the only Parent Permits that are required for the Parent and any of its Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration. Each such Parent Permit will continue in full force and effect immediately following the Closing.

3.26        Certain Business Relationships with Affiliates. No Affiliate of the Parent or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any of its Subsidiaries, (b) has any claim or cause of action against the Parent or any of its Subsidiaries, or (c) owes any money to, or is owed any money by, the Parent or any of its Subsidiaries. Section 3.26 of the Parent Disclosure Schedule describes any transactions involving the receipt or payment in excess of $1,000 in any fiscal year between the Parent or any of its Subsidiaries and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Parent Financial Statements.

3.27        Tax-Free Reorganization.

(a)          The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which the Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); and (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

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(b)          The Acquisition Subsidiary is a wholly-owned subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c)          Immediately prior to the Merger, the Parent will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.

(d)          Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger (for purposes of this representation, amounts used by the Company to pay reorganization expenses, if any, will be included as assets of the Company held immediately prior to the Merger).

(e)          The Parent has no present plan or intention to reacquire any of the Merger Shares.

(f)          The Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(g)          Following the Merger, the Surviving Corporation will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

(h)          Each of the Split-Off Agreement and the General Release Agreement will constitute a legally binding obligation among the Parent, the Split-Off Subsidiary and the Split-Off Purchaser prior to the Effective Time; immediately following consummation of the Merger, the Parent will distribute the stock of the Split-Off Subsidiary to the Split-Off Purchaser in cancellation of the Purchase Price Securities (as such term is defined in the Split-Off Agreement); no property other than the capital stock of Split-Off Subsidiary will be distributed by the Parent to the Split-Off Purchaser in connection with or following the Merger; upon execution and delivery of the Split-Off Agreement and the General Release Agreement, the Split-Off Purchaser will have no right to sell or transfer the Purchase Price Securities to any person without the Parent’s prior written consent, and the Parent will not consent (nor will it permit others to consent) to any such sale or transfer; upon execution of the Split-Off Agreement and the General Release Agreement, there will be no other plan, arrangement, agreement, contract, intention or understanding, whether written or verbal and whether or not enforceable in law or equity, that would permit the Split-Off Purchaser to vote the Purchase Price Securities or receive any property or other distributions from the Parent with respect to the Purchase Price Securities other than the capital stock of the Split-Off Subsidiary.

3.28        Split-Off. As of the Effective Time, the Parent will have discontinued all of its business operations which it conducted prior to the Effective Time by closing the transactions contemplated by the Split-Off Agreement and the General Release Agreement. Upon the closing of the transactions contemplated by the Split-Off Agreement and the General Release Agreement, the Parent will have no liabilities, contingent or otherwise, in any way related to its pre-Effective Time business operations or to the Split-Off Subsidiary.

3.29        Brokers’ Fees. Except as set forth on Section 3.29 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

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3.30        Disclosure. No representation or warranty by the Parent or the Acquisition Subsidiary contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent or the Acquisition Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Parent has disclosed to the Company all material information relating to the business of the Parent or any of its Subsidiaries or the transactions contemplated by this Agreement.

3.31        Interested Party Transactions. Except for the Split-Off Agreement and the General Release Agreement, to the knowledge of the Parent, no officer, director or stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or any of its Subsidiaries or (ii) purchases from or sells or furnishes to the Parent or any of its Subsidiaries any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent or any of its Subsidiaries is a party or by which it may be bound or affected. Neither the Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any of its Subsidiaries.

3.32        Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” each of the Parent and the Acquisition Subsidiary represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel and the directors, officers and key personnel of any Subsidiary.

3.33        Accountants. Silberstein Ungar, PLLC (the “Parent Auditor”) is and has been throughout the periods covered by the financial statements of the Parent for the most recently completed fiscal year and through the date hereof (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to the Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Schedule 3.32 of the Parent Disclosure Schedule lists all non-audit services performed by Parent Auditor for the Parent and/or any of its Subsidiaries. Except as set forth on Section 3.33 of the Parent Disclosure Schedule, the report of the Parent Auditor on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to the Parent’s ability to continue as a going concern. During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Parent Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Parent Auditor.

3.34        Minute Books. The minute books and other similar records of the Parent and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

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3.35        Board Action. The Parent’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders and (b) has caused the Parent, in its capacity as the sole stockholder of the Acquisition Subsidiary, and the Board of Directors of the Acquisition Subsidiary, to approve the Merger and this Agreement by unanimous written consent.

ARTICLE IV
COVENANTS

4.1          Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2          Governmental and Third-Party Notices and Consents.

(a)          Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b)          The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Company Disclosure Schedule.

4.3          Super 8-K. Promptly after the execution of this Agreement, the Parties shall prepare a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby (including the “Form 10 information” required by Items 2.01(f) and 5.01(a)(8) of Form 8-K and the financial statements required thereby) (the “Super 8-K”). Each of the Company and the Parent shall use its Reasonable Best Efforts to cause the Super 8-K to be filed with the SEC within four Business Days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws. Further, the Parent shall prepare and file with the SEC an amendment to the Super 8-K within four Business Days after the Closing Date, if such Super 8-K was filed before the Closing Date.

4.4          Operation of Company Business. Except as contemplated by this Agreement or as set forth in Section 4.4 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Company Subsidiary to) conduct its operations in the Ordinary Course of Business and in material compliance with all Laws applicable to the Company, any Company Subsidiary or any of their properties or assets and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not (and shall cause each Company Subsidiary not to), without the written consent of the Parent (which shall not be unreasonably withheld or delayed) and except as contemplated by this Agreement or as set forth in Section 4.4 of the Company Disclosure Schedule:

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(a)          except as contemplated by the Private Placement Offering, issue or sell, or redeem or repurchase, any stock or other securities of the Company or any warrants, options or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of outstanding convertible securities or Company Options or Company Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or options or warrants;

(b)          split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)          create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases) except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)          enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e)          acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Company Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f)          mortgage or pledge any of its property or assets (including without limitation any shares or other equity interests in or securities of any Company Subsidiary or any corporation, partnership, association or other business organization or division thereof), or subject any such property or assets to any Security Interest;

(g)          discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)          amend its charter, by-laws or other organizational documents;

(i)          change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)          enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k)          institute or settle any Legal Proceeding;

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(l)          take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(m)          agree in writing or otherwise to take any of the foregoing actions.

4.5          Access to Company Information.

(a)          The Company shall (and shall cause each Company Subsidiary to) permit representatives of the Parent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Company Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Company Subsidiary.

(b)          The Parent and each of its Subsidiaries (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any information of the Company or any Company Subsidiary that is furnished to the Parent or any of its Subsidiaries by the Company or any Company Subsidiary in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Parent, any of its Subsidiaries or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Parent, any of its Subsidiaries or their respective directors, officers, or employees, (C) which the Parent or any of its Subsidiaries knew or to which the Parent or any of its Subsidiaries had access prior to disclosure, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company or any Company Subsidiary, or (D) which the Parent or any of its Subsidiaries rightfully obtains from a source other than the Company or a Company Subsidiary, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company or any Company Subsidiary.

4.6          Operation of Parent Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall (and shall cause each of its Subsidiaries to) conduct its operations in the Ordinary Course of Business and in material compliance with all Laws applicable to the Parent, any Parent Subsidiary or any of their properties or assets and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Parent shall not (and shall cause each of its Subsidiaries not to), without the written consent of the Company:

(a)          issue or sell, or redeem or repurchase, any stock or other securities of the Parent or any rights, warrants or options to acquire any such stock or other securities, except as contemplated by, and in connection with, the Merger, the Split-Off and the Private Placement Offering;

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(b)          split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)          create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)          enter into, adopt or amend any Parent Benefit Plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except the adoption of the Parent Equity Plan (as defined below);

(e)          acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary of the Parent or any corporation, partnership, association or other business organization or division thereof), except as contemplated by, and in connection with, the Split-Off;

(f)          mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)          discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)          amend its charter, by-laws or other organizational documents;

(i)          change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)          enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement;

(k)          institute or settle any Legal Proceeding;

(l)          take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Parent and/or the Acquisition Subsidiary set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(m)          agree in writing or otherwise to take any of the foregoing actions.

4.7          Access to Parent Information.

(a)          The Parent shall (and shall cause the Acquisition Subsidiary to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Parent, the Acquisition Subsidiary and the Split-Off Subsidiary.

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(b)          Each of the Company and any Company Subsidiary (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent or any Parent Subsidiary that is furnished to the Company or any Company Subsidiary by the Parent or its Subsidiaries in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Company, any Company Subsidiary or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Company or any Company Subsidiary or their respective directors, officers, or employees, (C) which the Company or any Company Subsidiary knew or to which the Company or Company Subsidiary had access prior to disclosure, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent or (D) which the Company or any Company Subsidiary rightfully obtains from a source other than the Parent or a Subsidiary of the Parent, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent.

4.8          Expenses. The costs and expenses of the Parent and the Company (including legal fees and expenses of the Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby shall be payable at Closing from the proceeds of the Private Placement Offering.

4.9          Indemnification.

(a)          The Parent shall not, after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b)          From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

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(c)          The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain as of the Effective Time a "tail" insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiary, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of two-hundred percent (200%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the "Maximum Premium"). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of "tail" coverage obtainable for an annual premium equal to the Maximum Premium.

4.10        Quotation of Merger Shares. The Parent shall take whatever steps are necessary to cause the Merger Shares, and any shares of Parent Common Stock that may be issued pursuant to Section 1.8 or 1.9, to be eligible for quotation on the OTCBB.

4.11        Name and Fiscal Year Change. The Parent shall take all necessary steps to enable it to change its corporate name to such name as is agreeable to the Company as of the Effective Time, if the Parent has not already done so prior to the Effective Time. The Parent shall change its fiscal year end to December 31 on or promptly after the Effective Date, if the Parent’s fiscal year end is not December 31 prior to the Effective Time.

4.12        Split-Off. The Parent shall take, and shall cause the Acquisition Subsidiary to take, whatever steps are necessary to enable it to effect the Split-Off pursuant to the terms of the Split-Off Agreement prior to or as of the Effective Time.

4.13        Parent Board; Amendment of Charter Documents. The Parent shall take such actions as are necessary (a) to authorize the Parent’s Board of Directors to consist of five (5) members and (b) to amend its articles of incorporation and bylaws in a manner satisfactory to the Company.

4.14        Parent Equity Plan. Prior to or as of the Effective Time, the Board of Directors and shareholders of Parent shall adopt the equity incentive plan attached hereto as Exhibit D (the “Parent Equity Plan”) reserving for issuance 14,410,000 shares of Parent Common Stock for equity awards to be made thereunder.

4.15        Information Provided to Stockholders. The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of shares of Company Common Stock and Company Preferred Stock in connection with receiving their approval of the Merger, this Agreement and related transactions, and the Parent shall prepare, with the cooperation of the Company, information to be sent to the holders of shares of Parent Common Stock in connection with receiving their approval of the Merger, this Agreement and related transactions. The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to such party’s stockholders to comply with applicable federal and state securities laws requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the stockholders of each party. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The information sent by the Company shall contain the recommendation of the Board of Directors of the Company that the holders of shares of Company Common Stock approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and in the best interests of the Company and such holders. The information sent by the Parent shall contain the recommendation of the Board of Directors of the Parent that the holders of shares of Parent Common Stock approve the Merger and this Agreement and the conclusion of the Board of Directors of the Parent that the terms and conditions of the Merger are advisable and fair and in the best interests of the Parent and such holders. Anything to the contrary contained herein notwithstanding, neither the Company nor the Parent shall include in the information sent to its stockholders any information with respect to the other party or its affiliates or associates, the form and content of which information shall not have been approved by such party in its reasonable discretion prior to such inclusion.

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4.16        No Registration. For a period of 24 months following the Effective Time, the Parent shall not register, nor shall it take any action to facilitate registration of, under the Securities Act, the Merger Shares issued to the individuals set forth on Exhibit E or any shares of Parent Common Stock issuable to the individuals set forth on Exhibit E upon exercise of Parent Options and Parent Warrants or that may be issued pursuant to Section 1.9, except (i) to the extent provided in the Registration Rights Agreement entered into in connection with the Private Placement Offering, (ii) to the extent provided in the Lock-Up and No-Shorting Agreements (as defined below), or (iii) with the written approval of the lead underwriter of any underwritten public offering of Parent’s equity or convertible securities for gross proceeds of at least $25 million. In addition, the Company shall use its Reasonable Best Efforts to cancel any agreements, understandings or undertakings (other than the Registration Rights Agreement and the undertakings therein and the undertakings set forth in the Lock-Up and No-Shorting Agreements) to register Company securities under the federal securities laws, which agreements, understandings or undertakings might otherwise survive the Closing.

ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER

5.1          Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a)          the Company shall have obtained (and shall have provided copies thereof to the Parent) the written consents of (i) all of the members of its Board of Directors, and (ii) Company Stockholders holding shares of Company Stock representing at least 70% of the votes represented by the outstanding shares of Company Stock entitled to vote on this Agreement and the Merger, voting together as a single class, to approve the execution, delivery and performance by the Company of this Agreement and the other Transaction Documentation to which it is a party, in form and substance satisfactory to the Parent;

(b)          the Parent, the Indemnification Representative and the Indemnification Escrow Agent, shall have executed and delivered the Indemnification Shares Escrow Agreement;

(c)          the Parent, Split-Off Subsidiary and the Split-Off Purchaser shall have executed and delivered the Split-Off Agreement and a General Release Agreement, and all other documents anticipated by such agreements, and the Split-Off shall be effective simultaneous with the Effective Time;

(d)          the Split-Off Purchaser shall have surrendered to the Parent the certificates for Parent Common Stock representing the Share Contribution, duly endorsed to the Parent or in blank, with signatures guaranteed by a member of one of the “Medallion” guarantee programs (Securities Transfer Agents Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP), or New York Stock Exchange Medallion Signature Program (MSP));

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(e)          the Parent shall have delivered to the Split-Off Purchaser certificates representing the Shares (as defined in the Split-Off Agreement) of stock of Split-Off Subsidiary deliverable to the Split-Off Purchaser under the Split-Off Agreement, duly registered in the name of the Split-Off Purchaser or as directed by the Split-Off Purchaser;

(f)          the Parent and the Company shall have completed all necessary legal due diligence satisfactorily to each of them in their sole discretion;

(g)          each of Nathan Harding, as Chief Executive Officer, Max Scheder-Bieschin, as Chief Financial Officer, and such other employees as are designated by the Company shall have entered into employment agreements with the Parent mutually satisfactory to the Company, the Parent and to the respective employees; and

(h)          the closing of at least the Minimum Amount of the Private Placement Offering shall have occurred, or shall occur simultaneously with the Closing.

5.2          Conditions to Obligations of the Parent and the Acquisition Subsidiary. The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a)          the number of Dissenting Shares shall not exceed 10% of the number of outstanding shares of Company Stock as of the Effective Time;

(b)          the Company and the Company Subsidiaries shall have obtained (and shall have provided copies thereof to the Parent) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or any Company Subsidiary, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)          the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)          the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e)          no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

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(f)          the Company shall have delivered to the Parent and the Acquisition Subsidiary a copy of each written consent received from a Company Stockholder consenting to the Merger together with a certification from each such Company Stockholder that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act;

(g)          the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate (the “Company Certificate”) to the effect that each of the conditions specified in clauses (a) and (f) (with respect to the Company’s due diligence of the Parent) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Company Subsidiary) of this Section 5.2 is satisfied in all respects, and covering such other matters as the Parent shall reasonably request;

(h)          each of the individuals set forth on Exhibit E to this Agreement shall have executed and delivered to the Parent an agreement substantially in the form of Exhibit F attached hereto (the “Lock-Up and No-Shorting Agreements”);

(i)          the Company shall have delivered to the Parent evidence that the one (1) independent member of the Parent’s Board of Directors designated by the Placement Agent is acceptable to the Company-appointed directors;

(j)          the Company shall have delivered to the Parent audited and interim unaudited financial statements of the Company pro forma the Merger, compliant as to form with applicable SEC regulations for inclusion under Item 2.01 (f) and/or 5.01(a)(8) of Form 8-K;

(k)          the Parent shall have received from Nutter McClennen & Fish LLP, counsel to the Company, an opinion on the matters set forth in Exhibit G attached hereto, addressed to the Parent and dated as of the Closing Date; and

(l)          the Parent and CNI Commercial, LLC shall have executed and delivered to the Company the Director Nomination Agreement in substantially the form of Exhibit I attached hereto.

5.3          Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a)          the Parent shall have obtained (and shall have provided copies thereof to the Company) the written consents of (i) all of the members of its Board of Directors, (ii) all of the members of the Board of Directors of Acquisition Subsidiary, (iii) the sole stockholder of Acquisition Subsidiary, (iv) all of the members of the Board of Directors of Split-Off Subsidiary, (v) the sole stockholder of Split-Off Subsidiary, and (vi) holders of more than 50% of the Parent Common Stock outstanding immediately prior to the Effective Time, in each case to the execution, delivery and performance by the each such entity of this Agreement and/or the other Transaction Documentation to which each such entity a party, in form and substance satisfactory to the Parent;

(b)          the Parent shall have obtained (and shall have provided copies thereof to the Company) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent or any of its Subsidiaries, except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

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(c)          the representations and warranties of the Parent set forth in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)          each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e)          no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)          the Board of Directors of the Parent shall have adopted, and the shareholders of the Parent shall have approved, the Parent Equity Plan;

(g)          the Parent shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in clauses (a) and (f) (with respect to the Parent’s due diligence of the Company) of Section 5.1 and clauses (a) through (f) (insofar as clause (e) relates to Legal Proceedings involving the Parent or the Acquisition Subsidiary) of this Section 5.3 is satisfied in all respects, and covering such other matters as the Company shall reasonably request;

(h)          the Company shall have received a certificate of Parent’s transfer agent and registrar certifying that as of the Closing Date there are 21,983,700 shares of Parent Common Stock issued and outstanding (without giving effect to the retirement of 17,483,100 shares of Parent Common Stock in connection with the Share Contribution);

(i)          the Parent shall have delivered to the Company (i) evidence that the Parent’s Board of Directors is authorized to consist of five (5) individuals, (ii) evidence of the resignations of all individuals who served as directors and/or officers of the Parent immediately prior to the Effective Time, which resignations shall be effective as of the Effective Time, (iii) evidence of the appointment of the following five (5) directors to serve immediately following the Effective Time: Steven Sherman, as Chairman, Nathan Harding, Daniel Boren, Marilyn Hamilton and Jack Peurach, and (iv) evidence of the appointment of such executive officers of the Parent to serve immediately following the Effective Time as shall have been designated by the Company, including Nathan Harding as Chief Executive Officer and Max Scheder-Bieschin as Chief Financial Officer; and

(j)          the Company shall have received from Gottbetter & Partners, LLP, counsel to the Parent and the Acquisition Subsidiary, an opinion with respect to the matters set forth in Exhibit H attached hereto, addressed to the Company and dated as of the Closing Date.

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ARTICLE VI
INDEMNIFICATION

6.1          Indemnification by the Company Stockholders. The Company Stockholders receiving Merger Shares pursuant to Section 1.5 (the “Indemnifying Stockholders”) shall, for a period commencing from the Closing Date and ending on the first anniversary of the Closing Date, severally, not jointly, pro rata in such proportion as the number of Merger Shares received by each Indemnifying Stockholder pursuant to Section 1.5 bears to the total number of Merger Shares received by all Indemnifying Stockholders pursuant to Section 1.5, indemnify the Parent in respect of, and hold it harmless against, any and all debts, obligations losses, liabilities, deficiencies, damages, fines, fees, penalties, interest obligations, expenses or costs (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise) (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, “Damages”) incurred or suffered by the Surviving Corporation or the Parent or any Affiliate thereof resulting from:

(a)          any misrepresentation or breach of warranty by, or failure to perform any covenant or agreement of, the Company contained in this Agreement or the Company Certificate;

(b)          any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company prior to the Effective Time; (ii) any rights of a stockholder prior to the Effective Time (in the case of both (i) and (ii), other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware Act), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the certificate of incorporation or bylaws of the Company prior to the Effective Time; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company prior to the Effective Time; and

(c)          any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Company, any of its pre-Merger Affiliates or any Company Stockholder in connection with the negotiation or consummation of the transactions contemplated by this Agreement, except for claims arising under the Placement Agency Agreement with the Placement Agent or the agreements listed in Section 2.25 of the Company Disclosure Schedule.

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Notwithstanding the foregoing, except with respect to any fraud or willful misconduct by the Company in connection with this Agreement, the Parent’s sole and exclusive right to collect any Damages with respect to claims resulting from or relating to any misrepresentation or breach of warranty of or failure to perform any covenant or agreement by the Company Stockholders contained in this Agreement shall be pursuant to a sale, in the manner set forth in the Indemnification Escrow Agreement, of Indemnification Escrow Shares issued to such Indemnifying Stockholder by the Parent pursuant to Section 1.5(b) above. Notwithstanding anything to the contrary contained herein, except with respect to any fraud or willful misconduct by an Indemnifying Stockholder in connection with this Agreement, the indemnification of Parent by the Indemnifying Stockholders shall be without personal liability of or personal recourse against any Indemnifying Stockholder and the sole recourse of Parent and the Surviving Company against any Company Stockholder shall be the Indemnification Escrow Shares pursuant to the Indemnification Escrow Agreement.

6.2          Indemnification by the Parent. Subject to the limitations provided herein, the Parent shall, for a period commencing from the Closing Date and ending on the first anniversary of the Closing Date, indemnify the Company Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company Stockholders resulting from:

(a)          any misrepresentation or breach of warranty by or failure to perform any covenant or agreement of the Parent or the Acquisition Subsidiary contained in this Agreement or the Parent Certificate;

(b)          any claim by a stockholder or former stockholder of the Parent, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Parent prior to the Effective Time; (ii) any rights of a stockholder prior to the Effective Time, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the certificate of incorporation or bylaws of the Parent prior to the Effective Time or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company prior to the Effective Time; and

(c)          any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Parent or any of its pre-Merger Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

Notwithstanding the foregoing, except with respect to any fraud or willful misconduct by the Parent or any of its Affiliates in connection with this Agreement, the post-Closing adjustment mechanism set forth in Section 1.9 shall be the exclusive means for the Company Stockholders to collect any Damages for which they are entitled to indemnification under this Article VI.

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6.3           Indemnification Claims.

(a)          In the event the Parent or the Company Stockholders are entitled, or seek to assert rights, to indemnification under this Article VI, the Parent or the Company Stockholders (as the case may be) shall give written notification to the Company Stockholders or the Parent (as the case may be) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 Business Days after receipt by the party seeking indemnification of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the party seeking indemnification) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the party seeking indemnification in notifying the indemnifying party shall relieve the indemnifying party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the indemnifying party may, upon written notice thereof to the party seeking indemnification, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the party seeking indemnification; provided that the indemnifying party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the party seeking indemnification. If the indemnifying party does not so assume control of such defense, the party seeking indemnification shall control such defense. The party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided that if the indemnifying party assumes control of such defense and the party seeking indemnification reasonably concludes that the indemnifying party and the party seeking indemnification have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the party seeking indemnification shall be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The indemnifying party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the party seeking indemnification, which shall not be unreasonably withheld or delayed; provided that the consent of the party seeking indemnification shall not be required if the indemnifying party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the party seeking indemnification from further liability and has no other materially adverse effect on the party seeking indemnification. The party seeking indemnification shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the indemnifying party, which shall not be unreasonably withheld or delayed.

(b)          In order to seek indemnification under this Article VI, the party seeking indemnification shall give written notification (a “Claim Notice”) to the indemnifying party which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the party seeking indemnification, (ii) a statement that the party seeking indemnification is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of the Claimed Amount.

(c)          Within 20 days after delivery of a Claim Notice, the indemnifying party shall deliver to the party seeking indemnification a written response (the “Response”) in which the indemnifying party shall: (i) agree that the party seeking indemnification is entitled to receive all of the Claimed Amount, (ii) agree that the party seeking indemnification is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) or (iii) dispute that the party seeking indemnification is entitled to receive any of the Claimed Amount. If the indemnifying party in the Response disputes its liability for all or part of the Claimed Amount, the indemnifying party and the party seeking indemnification shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”).

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(d)          During the 60-day period following the delivery of a Response that reflects a Dispute, the indemnifying party and the party seeking indemnification shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the indemnifying party and the party seeking indemnification shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”). In the event the indemnifying party and the party seeking indemnification agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the indemnifying party and the party seeking indemnification to pursue an ADR Procedure or prevent either such Party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the indemnifying party and the party seeking indemnification agree to pursue an ADR Procedure, neither the indemnifying party nor the party seeking indemnification may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the indemnifying party and the party seeking indemnification shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the indemnifying party, the party seeking indemnification or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the indemnifying party and the party seeking indemnification shall be considered to be Damages; provided, that if the indemnifying party are determined not to be liable for Damages in connection with such Dispute, the party seeking indemnification shall pay all such fees and expenses.

Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that the Parent, the Surviving Corporation or any of their Subsidiaries is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Parent may be entitled to indemnification pursuant to this Article VI, and the Parent reasonably determines that the Surviving Corporation or any of their Subsidiaries has a valid business reason to fulfill such obligation, then (i) the Parent shall be entitled to satisfy such obligation, with prior notice to but without prior consent from the Indemnifying Stockholders, (ii) the Parent may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) the Parent shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Stockholders to dispute the Parent’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(e)          For purposes of this Section 6.3 and the last two sentences of Section 6.4, any references to the Company Stockholders or the Indemnifying Stockholders (except provisions relating to an obligation to make, or a right to receive, any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representative.

(f)          The Indemnification Representative shall have full power and authority on behalf of each Company Stockholder or Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Stockholders or Indemnifying Stockholders under this Article VI. The Indemnification Representative shall have no liability to any Company Stockholder or Indemnifying Stockholder for any action taken or omitted on behalf of the Company Stockholders or Indemnifying Stockholders pursuant to this Article VI and shall not be responsible to any Company Stockholder or Indemnifying Stockholder for any losses or damages the Company Stockholders or Indemnifying Stockholders may suffer by the performance of his duties under this Agreement. The Parent and the Surviving Corporation shall fully indemnify and hold harmless the Indemnification Representative from and against any such losses or damages and any other losses or damages incurred by the Indemnification Representative related to or arising from the performance of his duties as Indemnification Representative, including any legal fees incurred in defense of actions or claims asserting such losses or damages, other than any such losses or damages arising from willful violation of the law or gross negligence in the performance of his duties as Indemnification Representative under this Agreement.

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6.4          Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Company Certificate or the Parent Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of the Parent or the Company and (b) shall expire on the date that is one (1) year following the Closing Date. If a party entitled to indemnification delivers to a party from whom it may seek indemnification hereunder, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the party entitled to indemnification reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Expected Claim Notice.

6.5          Limitations on Claims for Indemnification.

(a)          (i) Notwithstanding anything to the contrary herein, the Parent shall not be entitled to recover, or be indemnified for, Damages under this Article VI unless and until the aggregate of all such Damages paid or payable by the Indemnifying Stockholders collectively exceeds $50,000 (the “Damages Threshold”) and then, if such aggregate Damages Threshold is reached, the Parent shall only be entitled to recover for Damages in excess of such Damages Threshold.

(ii)         Except with respect to claims based on fraud or willful misconduct, after the Closing, the rights of the Parent under this Article VI shall be the exclusive remedy of the Parent with respect to claims resulting from or relating to any misrepresentation or breach of warranty of or failure to perform any covenant or agreement by the Company Stockholders contained in this Agreement.

(iii)        The Parent shall only have the right to recover any Damages to which it is entitled from any Indemnifying Stockholder under this Article VI, in whole or in part, pursuant to a sale, in the manner set forth in the Indemnification Escrow Agreement, of Indemnification Escrow Shares issued to such Indemnifying Stockholder by the Parent pursuant to Section 1.5 above.

(b)          (i)          Notwithstanding anything to the contrary herein, the Company Stockholders shall not be entitled to recover, or be indemnified for, Damages under this Article VI unless and until the aggregate of all such Damages paid or payable by the Parent collectively exceeds the Damages Threshold and then, if such aggregate Damages Threshold is reached, the Company Stockholders shall only be entitled to recover for Damages in excess of such Damages Threshold.

(ii)         Except with respect to claims based on fraud or willful misconduct, after the Closing, the rights of the Company Stockholders under this Article VI shall be the exclusive remedy of the Company Stockholders with respect to claims resulting from or relating to any misrepresentation or breach of warranty of or failure to perform any covenant or agreement by the Parent contained in this Agreement.

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(iii)        Notwithstanding anything in this Agreement to the contrary, except with respect to any fraud or willful misconduct by the Parent or its Affiliates in connection with this Agreement, the delivery to a Company Stockholder entitled to indemnification by the Parent under this Article VI of shares of Parent Common Stock pursuant to Section 1.9 shall be the exclusive means for the Company Stockholders to collect any Damages for which they are entitled to indemnification under this Article VI.

(c)          No Indemnifying Stockholder shall have any right of contribution against the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements. The amount of Damages recoverable by the Parent under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by the Parent with respect to the Damages to which such indemnity claim relates, from an insurance carrier and (ii) the amount of any tax savings actually realized by the Parent, for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

ARTICLE VII
DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section

Abandonment and Reclamation Obligations	6.1(d)
Acquisition Subsidiary	Introduction
ADR Procedure	6.3(d)
ADR Service	6.3(d)
Affiliate	2.12(a)(vii)
Agreed Amount	6.3(c)
Agreement	Introduction
Applicable Conversion Ratio	1.5(a)
Business Day	1.2
CERCLA	2.20
Certificate of Merger	1.1
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.2
Closing Date	1.2
Code	Introduction
Company	Introduction
Company Auditor	2.30
Company Balance Sheet	2.6
Company Balance Sheet Date	2.6
Company Benefit Plans	2.19(b)
Company Certificate	5.2(e)
Company Common Stock	1.5(a)
Company Confidential Information	4.5(b)
Company Consents	2.3

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Defined Term	Section

Company Disclosure Schedule	Article II
Company Equity Plan	2.2
Company Financial Statements	2.6
Company Interim Balance Sheet	2.6
Company Interim Balance Sheet Date	2.6
Company Interim Financial Statements	2.6
Company Material Adverse Effect	2.1
Company Options	2.2
Company Preferred Stock	1.5(a)
Company Stock	1.5(a)
Company Stockholders	1.5(a)
Company Stock Certificate	1.5(c)
Company Subsidiary	2.5(a)
Company Warrants	2.2
Company Year-End Financial Statements	2.6
Contemplated Transactions	8.3
Controlling Party	6.3(a)
Damages	6.1
Damages Threshold	6.5(a)
Defaulting Party	8.6
Delaware Act	1.1
Dispute	6.3(c)
Dissenting Shares	1.6(a)
Effective Time	1.1
Employee Benefit Plan	2.19(a)(i)
Environmental Law	2.20(a)
ERISA	2.19(a)(ii)
ERISA Affiliate	2.19(a)(iii)
Exchange Act	2.6
Expected Claim Notice	6.4
FDA	2.31
FDCA	2.31
GAAP	2.6
Governmental Entity	2.4
Indemnification Escrow Agreement	1.3(e)
Indemnification Escrow Agent	1.3(e)
Indemnification Escrow Shares	1.3(e)
Indemnification Representative	6.3(f)
Indemnified Executives	4.9(b)
Indemnifying Stockholders	6.1
Initial Shares	1.5(b)
Intellectual Property	2.27(a)
Intellectual Property Rights	2.27(a)
Laws	2.4
Legal Proceeding	2.17
Merger	Introduction
Merger Shares	1.5(a)
Minimum Amount	Introduction
Non-Controlling Party	6.3(a)

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Defined Term	Section

Non-Defaulting Party	8.6
Notes	Introduction
Ordinary Course of Business	2.4
Organization Date	2.9(c)
Parent	Introduction
Parent Certificate	5.3(e)
Parent Common Stock	Introduction
Parent Confidential Information	4.7(b)
Parent Disclosure Schedule	Article III
Parent Equity Plan	4.14
Parent Financial Statements	3.8
Parent Material Adverse Effect	3.1
Parent Options	1.8(a)
Parent Permits	3.24
Parent Benefit Plans	3.22(a)
Parent Liabilities	1.9
Parent Reports	3.6
Parent Preferred Stock	1.5(a)
Parent Subsidiary	2.5(a)
Parent Warrants	1.8(c)
Party	Introduction
Permits	2.23
Placement Agent	2.25
Private Placement Offering	Introduction
Reasonable Best Efforts	4.1
Response	6.3(c)
SEC	1.9(a)
Securities Act	1.12
Security Interest	2.4
Share Contribution	3.2
Split-Off	Introduction
Split-Off Agreement	Introduction
Split-Off Purchaser	Introduction
Split-Off Subsidiary	Introduction
Subsidiary	2.5(a)
Super 8-K	4.3
Surviving Corporation	1.1
Tax Returns	2.9(a)(ii)
Taxes	2.9(a)(i)
Third Party Intellectual Property Rights	2.27(d)
Transaction Documentation	3.3
Units	Introduction

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ARTICLE VIII
TERMINATION

8.1          Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the Parties, provided that such consent to terminate is in writing and is signed by each of the Parties.

8.2          Termination for Failure to Close. This Agreement shall automatically be terminated if the Closing Date shall not have occurred by February 14, 2014.

8.3          Termination by Operation of Law. This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions” illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

8.4          Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Effective Time:

(a)          by the Parent and the Acquisition Subsidiary if: (i) the Company shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement or (ii) as otherwise set forth herein; or

(b)          by the Company if: (i) the Parent or the Acquisition Subsidiary shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement or (ii) as otherwise set forth herein.

8.5          Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

8.6          Remedies; Specific Performance. In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

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ARTICLE IX
MISCELLANEOUS

9.1          Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2          No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares and Article VI concerning indemnification are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

9.3          Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Acquisition Subsidiary may assign its rights, interests and obligations hereunder to a wholly-owned subsidiary of the Parent (other than Split-Off Subsidiary).

9.5          Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

9.6          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7          Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or the Company Stockholders:	Copy to (which copy shall not constitute notice hereunder):

Ekso Bionics, Inc.	Nutter McClennen & Fish LLP
1414 Harbour Way South, Suite 1201	Seaport West
Richmond, California 94804	155 Seaport Boulevard
Boston, MA 02210
Attn: Nathan Harding, CEO
Facsimile: +1-510-927-2647	Attn: Michelle L. Basil, Esq.
Facsimile: +1- 617-310-9477

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If to the Parent or the Acquisition Subsidiary (prior to the Closing):	Copy to (which copy shall not constitute notice hereunder):

Ekso Bionics Holdings, Inc.	Gottbetter & Partners, LLP
San Isidro 250, depot 618Santiago, Chile 8240400	488 Madison Avenue, 12th Floor
New York, NY 10022

Attn: Pedro Perez Niklitschek	Attn: Adam S. Gottbetter, Esq.
Facsimile: (212) 400-6901

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York, except that the provisions of the laws of the State of Delaware shall apply with respect to the rights and duties of the Board of Directors of the Company and where such provisions are otherwise mandatorily applicable.

9.9          Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

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9.11         Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the County of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12         WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.13         Construction.

 (a)          The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

 (b)          Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Reorganization as of the date first above written.

PARENT:
EKSO BIONICS HOLDINGS, INC.

By:	/s/ Pedro Perez Niklitschek
Name:	Pedro Perez Niklitschek
Title:	Chief Executive Officer

ACQUISITION SUBSIDIARY:
EKSO ACQUISITION CORP.

By:	/s/ Pedro Perez Niklitschek
Name:	Pedro Perez Niklitschek
Title:	President

COMPANY:
EKSO BIONICS, INC.

By:	/s/ Nathan Harding
Name:	Nathan Harding
Title:	Chief Executive Officer

Solely with respect to Section 6.3(f):

/s/ Nathan Harding
Nathan Harding, as Indemnification Representative

Exhibit E

Signatories to Lock-Up and No-Shorting Agreements

Name	Title

Nathan Harding	Chief Executive Officer, Director
Max Scheder-Bieschin	Chief Financial Officer
Russ Angold	Chief Technology Officer
Frank Moreman	Chief Operating Officer
Daniel Boren	Director
Steven Sherman	Director
Marilyn Hamilton	Director
Jack Peurach	Director
CNI Commercial, LLC	Shareholder

Schedule 1.5(a)

Class or Series of Company Stock	Conversion Ratio

Common	1.5238
Series A	1.6290
Series A-2	1.9548
Series B	1.9548